NOTIFICATION OF THE REMOVAL FROM LISTING AND REGISTRATION OF THE STATED SECURITIES The New York Stock Exchange hereby notifies the SEC of its intention to remove the entire class of the stated securities from listing and registration on the Exchange at the opening of business on March 7, 2008, pursuant to the provisions of Rule 12d2-2 (a). [ X ] 17 CFR 240.12d2-2(a)(3) That on February 21, 2008 the instruments representing the securities comprising the entire class of this security came to evidence, by operation of law or otherwise, other securities in substitution therefore and represent no other right except, if such be the fact, the right to receive an immediate cash payment. The merger between Bradley Pharmaceuticals, Inc. and Phase Merger Sub Inc., a wholly owned subsidiary of Nycomed US Inc., which is an indirect, wholly-owned subsidiary of Nycomed S.C.A., SICAR became effective on February 21, 2008. Each share of Common Stock of Bradley Pharmaceuticals, Inc. was converted into $20.00 in cash per share. The Exchange also notifies the Securities and Exchange Commission that as a result of the above indicated conditions this security was suspended from trading on February 22, 2008.